FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
                     Computation of Earnings Per Share
             (In thousands of dollars, except per share data)
                                 Unaudited



                              Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                              Sept. 26,    Sept. 27,    Sept. 26,    Sept. 27,
                                1997         1996         1997         1996
Primary

    Net earnings (a)         $   12,993   $    8,565   $   25,463  $    8,659

    Weighted average shares
     of common stock
     outstanding             46,163,574   46,181,050   46,122,419  46,224,968

    Common stock equivalents  3,684,907    2,442,968    2,997,244   2,455,177

    Weighted average shares of
     common stock and common
     stock equivalents (b)   49,848,481   48,624,018   49,119,663  48,680,145

    Primary earnings per share
     of common stock and common
     stock equivalents (a/b) $      .26   $      .18   $      .52   $     .18
Fully diluted

    Net earnings (c)         $   12,993   $    8,565   $   25,463   $   8,659
    Weighted average shares
     of common stock
     outstanding             46,163,574   46,181,050   46,122,419  46,224,968
    Common stock
     equivalents              3,990,436    2,444,628    3,990,436   2,498,521

    Weighted average shares of
     common stock and common
     stock equivalents (d)   50,154,010   48,625,678   50,112,855  48,723,489
    Fully diluted earnings per
     share of common stock and
     common stock equivalents
     (c/d)                   $      .26   $      .18   $      .51   $     .18


Common stock equivalents for primary earnings per share are computed by the treasury stock method using the average market price.

Common stock equivalents for quarterly fully diluted earnings per share are computed by the treasury stock method using the ending market price, average market price for the last month or the average of the fully diluted monthly amounts used in the quarter, whichever is higher.

Common stock equivalents for year-to-date fully diluted earnings per share are computed by the treasury stock method using the ending market price or the average of the fully diluted monthly amounts used in the period, which ever is higher.